CONFIDENTIAL

ADVERTISEMENT AGREEMENT

This ADVERTISEMENT AGREEMENT (this “Agreement”) is made and entered into this 26 day of November, 2012 (the “Effective Date”) by and between WOWIO, INC. (“WOWIO’”), a Texas corporation, with an address at 6310 San Vicente Blvd., Suite 240, Los Angeles, CA 90048, and GHH COMMERCE (the “Publisher”, and together with WOWIO, the “Parties”), a Missouri limited liability company, with an address at 100 Chesterfield Business Parkway, Suite 200 Chesterfield, MO 63005. This Agreement shall include all current and future exhibits (collectively the “Exhibits”) to be attached to this Agreement from time to time.

WITNESSETH

WHEREAS, the Publisher owns and operates the website(s) listed on Exhibit A attached hereto (“Publisher’s Websites”), and allows WOWIO to utilize their own Ad Optimization Service for the optimization and delivery of advertisements to the site(s) listed on Exhibit A.

NOW THEREFORE, in consideration of the premises and the respective mutual covenants, agreements, representations and warranties hereinafter set forth, the sufficiency of which is hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:

SECTION 1

TERM AND TERMINATION

1.01 Term

The initial term (“Initial Term”) of this Agreement shall commence upon complete execution hereof by both Parties and shall be for a period of one (1) month. This Agreement shall automatically renew on a month-to-month basis after the Initial Term expires, unless terminated by either Party, pursuant to the terms hereof (with each subsequent month of this Agreement, a “Subsequent Term”, and the Initial Term together with all Subsequent Terms, the “Term”).

SECTION 2

WOWIO AD OPTIMIZATION SERVICE AND RELATED OBLIGATIONS

2.01 Provision of the WOWIO Ad Optimization Service

WOWIO shall utilize the Ad Management System in its provision of the WOWIO Ad Optimization Service, to (i) place “ad tags” and schedule advertisement delivery sites listed on Exhibit A, and (ii) generate reports of advertisements delivered and revenue paid by WOWIO’s advertising clients (the “WOWIO Advertising Clients”) for placement of such advertisements delivered by WOWIO to said sites (the “Delivered Ads”).

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2.02 Reporting and Accounting

WOWIO will provide Publisher with reports (“WOWIO Reports”) including (i) Net Ad Revenue (as defined below) received by WOWIO from direct advertisers or ad networks related to Publisher’s Ad Delivery Campaign (as defined below), (ii) related, customary analytics, including number of impressions and associated cost-per-thousand ad impressions (“CPM”) and (iii) other analytics which the Publisher may, from time to time, reasonably request WOWIO to provide. WOWIO Reports shall be submitted by WOWIO to Publisher (x) daily for the first week of WOWIO’s provision of the WOWIO Ad Optimization Service, pursuant to the terms of this Agreement, and (y) weekly, thereafter, for the duration of the Term of this Agreement.

2.03 Revenue-Discrepancy

In the event that any campaign of monthly delivery of ads to Publisher’s Websites by WOWIO (an “Ad Delivery Campaign”) has a reporting and payment discrepancy of eleven-percent (11%) or higher, WOWIO shall shut down such Ad Delivery Campaign for further investigation, in order to determine the cause of such discrepancy, regardless of whether the advertising source is direct or remnant. WOWIO will work with Publisher and the WOWIO Advertising Client providing the ads for the relevant Ad Delivery Campaign, and all final ad impression numbers will favor the WOWIO Advertising Client, unless WOWIO determines, in its sole discretion, that such WOWIO Advertising Client’s reporting was in error and the cause of the discrepancy, in which case WOWIO will broker a resolution between Publisher and such WOWIO Advertising Client. Once resolved, the applicable Ad Delivery Campaign will be resumed.

SECTION 3

PUBLISHER’S RIGHTS AND PAYMENT OBLIGATIONS

3.01 Pees and Commission

In consideration of WOWIO’s provision of the WOWIO Ad Optimization Service, WOWIO shall be entitled to deduct fees and commissions, and payment from Publisher, as follows:

a)	WOWIO will pay to Publisher thirty percent (30%) of the Net Ad Revenue actually received from the applicable WOWIO Advertising Clients providing ads for a given Ad Delivery Campaign. “Net Ad Revenue” shall be defined as all revenues generated from and actually paid to WOWIO by all relevant WOWIO Advertising Clients, related to Delivered Ads, and if there is a delivery charge incurred against WOWIO a less delivery cost of three-cent ($0.03) per CPM before the Net Ad Revenue is calculated. WOWIO operating expenses, sales commissions and legal expenses, all as applicable, incurred by WOWIO in the performance of its obligations under this Agreement, shall not be included in the calculation of Net Ad Revenue.

b)	WOWIO shall remit payment to Publisher for Delivered Ads, within fourteen (14) days after receipt of payment-in-full from all applicable WOWIO Advertising Clients. If any WOWIO Advertising Clients fail to timely remit payment to WOWIO for Delivered Ads, payment by WOWIO to Publisher shall be rolled over to the next bi-weekly payment cycle during a given Ad Delivery Campaign. Publisher shall not be entitled to any advertising revenue for Delivered Ads, unless WOWIO has first received such advertising revenue from the applicable WOWIO Advertising Client providing such ads.

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3.02 Audit Rights

WOWIO shall maintain accurate written records of its activities under the terms of this Agreement, including, but not limited to, documentation sufficient to verify the Net Ad Revenue and related fees, expenses and costs, and to provide the information to Publisher required pursuant to this Agreement. During the Term of this Agreement, but not more frequently than four (4) times per year, and upon five (5) days prior notice, Publisher may audit such records, during Business Hours, to verify WOWIO’S compliance with the terms of this Agreement. Publisher shall pay its own costs for such audit, unless the audit reveals an underpayment of five-percent (5%) or more of the amounts due to Publisher, in which case WOWIO shall reimburse Publisher for all costs associated with the audit in addition to all outstanding amounts due to Publisher, including without limitation, all Publisher’s accountants’ and attorneys’ fees.

3.03 Content Control

Publisher may request to have any advertising removed from Publisher’s Websites if Publisher determines, in its sole discretion, that such advertising is unsuitable for Publisher’s Websites. If Publisher makes a request for the removal of advertising from Publisher’s Websites, WOWIO shall make the changes requested by Publisher within twenty-four (24) hours of WOWIO’s receipt of such request. Publisher may also submit in advance a list of advertisers and/or types of advertisers Publisher does not want to run on Publisher’s Websites or software.

3.04 Access Obligations

Publisher shall provide WOWIO with direct access to Publisher’s webmaster(s) related to Publisher’s Websites, so that WOWIO may address any and all ad-coding or ad-delivery issues (JavaScript issues, etc.). Publisher will use all commercially-reasonable efforts to ensure that the WOWIO ad code utilized in WOWIO’s provision of the WOWIO Ad Optimization Services pursuant to the terms of this Agreement, is not embedded into the ad code or ad delivery system of any other entity running its ad code or ad delivery system on any of Publisher’s Websites.

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SECTION 4

REPRESENTATIONS AND WARRANTIES

4.01 WOWIO’s Representations and Warranties

WOWIO represents and warrants to Publisher that (i) WOWIO is duly formed and in good standing under the laws of the State of Texas, (ii) WOWIO has all necessary right, power and authority to enter into this Agreement and to perform the acts required of WOWIO hereunder, and (iii) WOWIO’S use and operation of the Ad Management System will not infringe upon the intellectual property rights of any third-party or violate any applicable law, rule or regulation.

4.02 Publisher’s Representations and Warranties

Publisher represents and warrants to WOWIO that (i) Publisher is duly incorporated and in good standing under the laws of the State of Texas and all other jurisdictions in which it operates, and (ii) Publisher has all necessary right, power and authority to enter into this Agreement and to perform the acts required of Publisher hereunder, and (iii) Publisher’s performance of its obligations pursuant to this Agreement will not infringe upon the intellectual property rights of any third-party or violate any applicable law, rule or regulation.

SECTION 5

CONFIDENTIALITY

Including the pricing and service terms of this Agreement, each Party’s software, hardware, databases, intellectual property, trade secrets, Publisher data, and marketing contracts are confidential and proprietary to the providing Party (all of such information collectively, the “Confidential Information”). Neither Party may disclose the Confidential Information of the other to any third-party or otherwise use or exploit such Confidential Information, except as expressly authorized by the other Party or permitted hereunder, and provided that, WOWIO may share Publisher’s Confidential Information with its affiliates, if necessary for the provision of the WOWIO Ad Optimization Service and its other obligations hereunder. Each Party agrees to undertake reasonable security measures to prevent the disclosure of the other Party’s Confidential Information. Confidential Information shall not include information which (a) is or becomes a part of the public domain through no act or omission of the receiving Party, (b) was in the receiving Party’s lawful possession prior to the disclosure and had not been obtained by the receiving Party either directly or indirectly from the providing Party, (c) is lawfully disclosed to the receiving Party by a third-party without restriction on disclosure, (d) is independently developed by the receiving Party, or (e) is required to be disclosed by law, provided that the protected Party is provided with advance notice of such requirement and a reasonable opportunity to obtain a protective order. Upon termination or expiration of this Agreement for any reason, each Party shall return all Confidential Information of the other Party in its possession.

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SECTION 6

INDEMNIFICATION

Publisher shall defend, indemnify and hold harmless WOWIO from any claims, liability, damages and costs (including reasonable costs and attorneys’ fees) resulting from a breach of Publisher’s representations, warranties and agreements made hereunder, provided that: (i) WOWIO promptly notifies Publisher of such claims; (ii) Publisher has sole control of the defense and settlement of such claims and is not responsible for any settlement that it does not approve in writing; and (iii) WOWIO renders all assistance required, at Publisher’s expense.

WOWIO shall defend, indemnify and hold harmless Publisher from any claims, liability, damages and costs (including reasonable costs and attorneys’ fees) resulting from a breach of WOWIO’s representations, warranties and agreements made hereunder; provided that: (i) Publisher promptly notifies WOWIO of such claims; (ii) WOWIO has sole control of the defense and settlement for such claims and is not responsible for any settlement that it does not approve in writing; and (iii) Publisher renders all assistance required, at WOWIO’s expense. If WOWIO believes that an injunction may be entered against WOWIO’s use of the Ad Management System, WOWIO may, at its option, (A) obtain a license permitting such use, (B) to the extent permitted by law, modify the Ad Management System to avoid the infringement, or (C) if it cannot reasonably do either of the foregoing, terminate this Agreement.

SECTION 7

LIMITATION ON LIABILITY

EXCEPT AS OTHERWISE SPECIFIED IN THIS AGREEMENT, WOWIO HEREBY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED RELATED TO ITS PROVISION OF THE WOWIO AD OPTIMIZATION SERVICE, INCLUDING WITHOUT LIMITATION, ANY AND ALL WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT.

Publisher shall not bring a claim against WOWIO, and/or any of its affiliates, based upon a claim that WOWIO has breached an implied warranty to Publisher arising from or relating to WOWIO’s provision of the WOWIO Ad Optimization Service.

Neither Party shall be liable for consequential, incidental, special or exemplary damages, whether based on breach of contract, tort, product liability, or otherwise.

SECTION 8

FORCE MAJEURE

Any delay in or failure by either Publisher or WOWIO in performing its obligations pursuant to this Agreement (except failure to pay monies due), and any loss or damage resulting therefrom, shall be excused if and to the extent that such delay or failure is caused by occurrences beyond the reasonable control of the affected Party, including without limitation, acts of war, acts of God, flood, earthquake or natural disaster, embargo, sabotage, riot, labor shortage or dispute, governmental act, or failure of the Internet, provided that the delayed Party: (a) gives the other Party prompt notice of such cause, and (b) uses its reasonable commercial efforts to promptly correct such failure or delay in performance.

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SECTION 9

WOWIO ADVERTISING CLIENTS’ TERMS

Publisher shall not, and shall cause all of Publisher’s Website(s) to not, (i) engage in any traffic- buying or aggregation practices in violation or breach of the rules, regulations, or requirements of any WOWIO Advertising Client’s “terms and conditions” or “services agreement” with WOWIO (collectively, the “WOWIO Advertising Client’s Terms”), (ii) include in its Publisher’s Website(s) or its linkages, any software, tools or text, that could cause WOWIO systems and networks, or the websites of other publishers under contract with WOWIO, harm from reduced system performance, system unavailability, data loss, or other damage, or (iii) otherwise violate or breach any WOWIO Advertising Client’s Terms. Upon request from Publisher, delivered in writing to WOWIO, WOWIO shall provide Publisher with a copy of all relevant WOWIO Advertising Client’s Terms.

In the event that a WOWIO Advertising Client provides WOWIO with written notice that (1) Publisher or any of Publisher’s Websites violates or is in breach of such WOWIO Advertising Client’s Terms, or (2) such WOWIO Advertising Client reasonably suspects such a violation or breach, WOWIO shall have the right to: (i) immediately Suspend (as defined below) its provision of the WOWIO Ad Optimization Service to the applicable Publisher’s Website or, if the breaching Publisher’s Website is a part of a group of Publisher’s Websites that has been assigned a single client ID with the relevant WOWIO Advertising Client, immediately Suspend its provision of the WOWIO Ad Optimization Service to such group of Publisher’s Websites, (ii) postpone payment to Publisher related to the applicable WOWIO Advertising Client’s Delivered Ads, and (iii) terminate this Agreement if such violation or breach is not cured by Publisher to the satisfaction of the relevant WOWIO Advertising Client, within five (5) business days of WOWIO’s receipt of notice from the relevant WOWIO Advertising Client. As used in this Section 9, the term “Suspend” shall mean that upon the relevant WOWIO Advertising Client’s written request, WOWIO will immediately remove or cause to be removed any of such relevant WOWIO Advertising Client’s advertisements implemented or displayed on the applicable Publisher’s Website(s), and the relevant WOWIO Advertising Client may immediately deactivate such Publisher’s Website(s)’ access to any relevant WOWIO Advertising Client’s advertisements (such removal or deactivation, as applicable, a “Suspension”). The duration of any Suspension will be until such time as the relevant WOWIO Advertising Client is reasonably satisfied that (x) no violation or breach by the applicable Publisher’s Website has occurred, (y) the applicable Publisher’s Website has cured the breach giving rise to such Suspension, or (z) this Agreement has been otherwise terminated. In the event that, as a result of a Suspension described above, an applicable WOWIO Advertising Client withholds or denies payment otherwise due to Publisher or Publisher’s Website(s), WOWIO shall not be liable for such payment to Publisher until such time, if ever, that WOWIO receives payment due to Publisher or Publisher’s Website(s) from the relevant WOWIO Advertising Client.

In addition, upon written notice, WOWIO may immediately terminate this Agreement if: (i) Publisher or one of Publisher’s Websites engages in any activity prohibited by, or is in material breach of the requirements of, a WOWIO Advertising Client’s Terms, or this Agreement, more than twice during the Term of this Agreement, notwithstanding any cure of such breaches; or (ii) if WOWIO or a WOWIO Advertising Client determines, in either of their sole reasonable discretion, that the display of such WOWIO Advertising Client’s advertisements on any of Publisher’s Website(s), damages or has damaged such WOWIO Advertising Client’s brand, reputation or goodwill.

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In the event of any violation or breach of a WOWIO Advertising Client’s Terms by Publisher or any of Publisher’s Website(s), WOWIO shall have the option of either pursuing any available remedies against Publisher or the applicable Publisher’s Website(s) to the fullest extent permitted by this Agreement and applicable law, or assign any claims WOWIO may have to the relevant WOWIO Advertising Client, including potentially giving the WOWIO Advertising Client full control and sole authority over the claim.

SECTION 10

MISCELLANEOUS

10.01 Arbitration.

In the event of a dispute, the Parties agree to pursue alternative dispute resolution procedures, including mediation and arbitration under the then-current Commercial Arbitration Rules of the American Arbitration Association, and the judgment on the arbitration award may be entered in any court having jurisdiction. The Parties shall share equally the arbitrator’s fees and any administrative fee, but shall otherwise bear their own legal expenses. The location of the arbitration shall be Los Angeles, CA.

10.02 Publicity.

Publisher agrees that during the term of this Agreement, WOWIO may use Publisher’s name and logo in presentations, marketing materials, customer lists, financial reports, and web page listings of customers, provided that any such use shall be at all times in accordance with the terms of this Agreement. WOWIO agrees that during the term of this Agreement, Publisher may use WOWIO’s name and logo in presentations, marketing materials, financial reports, and web page listings, provided that any such use shall be at all times in accordance with the terms of this Agreement.

10.03 Waiver.

No waiver by a Party of any provision of this Agreement shall be considered a waiver of any other provision or subsequent breach of the same or any other provision. The exercise by a Party of any remedy provided in this Agreement or at law shall not prevent the exercise by that Party of any other remedy provided in this Agreement, at law or in equity.

10.04 Severability.

If any provision, or portion thereof, of this Agreement is held to be invalid or void by any court of competent jurisdiction, the same shall be deemed severable from the remainder of this Agreement and shall in no way effect the other covenants and conditions contained herein.

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10.05 Notice.

All written notices, demands, or requests of any kind must be served by e-mail with confirmed delivery, registered mail, or by personal service, provided that acknowledgement of receipt is made. Notices shall be delivered to the Parties at the addresses specified at the beginning of this Agreement, or at such others as may be from time to time specified.

10.06 Assignment.

This Agreement shall not be assigned or transferred by the Publisher, without the prior written consent of WOWIO. WOWIO may assign its responsibilities and commitments pursuant to this Agreement to one of WOWIO’s affiliates, upon seven (7) days written notice to the Publisher.

10.07 Entire Agreement, Amendments. Counterparts.

This Agreement, including any attachments or Exhibits attached hereto and forming an integral part hereof, contains all of the representations, warranties, and the entire understanding and agreement between the Parties and merges and supersedes all prior discussions, agreements and understandings of every nature between them. This Agreement, including any attachments or Exhibits attached hereto, may not be changed or modified, except by an agreement in writing signed by both of the Parties hereto. This Agreement may be executed in counterparts, which taken together shall constitute one and the same document.

10.08 No Third-Party Beneficiaries. Relationship of the Parties.

Nothing in this Agreement is intended nor will be construed to give any person, other than the Parties hereto, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein. Nothing herein shall be construed as establishing a partnership, joint venture, employment or other business relationship between the Parties hereto other than that of independent contractors.

10.09 Governing Law and Venue.

This Agreement shall be governed by and construed in accordance with the laws of the State of California. The exclusive venue for any lawsuit or arbitration under this Agreement shall be the County of Los Angeles, California.

10.10 Survival.

The provisions of Sections 4, 5, 6, 7, 9 and 10 shall survive the termination or expiration of this Agreement. All accrued payment obligations, if any, of the Publisher will also survive termination or expiration of this Agreement.

[ SIGNATURE PAGE FOLLOWS ]

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IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Agreement as of the date and year first written above.

WOWIO, INC., a Texas corporation		GHH COMMERCE, LLC a Missouri limited liability company

By:	/s/ Jacob Morris	By:	/s/ Douglas J. Bates
Name:	Jacob Morris	Name:	Douglas J. Bates
Title:	COO	Title:	Chief Administrative Officer/General Counsel

Mailing Address: 6310 San Vicente Blvd., #240 Los Angeles, CA 90048		Mailing Address: 100 Chesterfield Business Parkway, Suite 200, Chesterfield, MO 63005

Phone:	(310) 807-8181	Phone:	(314) 735-0051
e-mail:	jmorris@wowio.com	e-mail:	timothy@ghhcommerce.com

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EXHIBIT A

PUBLISHER’S WEBSITES

1. http://shop.wowio.com

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